Consent of Ernst & Young LLP,
         Independent Registered Public Accounting Firm


We consent to the references to our firm under the captions "Financial Highlights" in the Class Y Shares Prospectus and "Disclosure of Portfolio Holdings", "Independent Registered Public Accounting Firm", and "Financial Statements" in the
Class A, Class B, Class C, and Class Y Shares Statement of Additional Information and to the incorporation by reference of our report, dated January 23, 2009, on the financial statements and financial highlights of Pioneer Oak Ridge Small Cap Growth Fund included in the Annual Report to the Shareowners for the year ended November 30, 2008, as filed with the Securities and Exchange Commission in Post-Effective Amendment Number 14 to the Registration Statement (Form N-1A, No. 333-108472) of Pioneer Series Trust I.


                                     /s/ ERNST & YOUNG LLP

Boston, Massachusetts
October 26, 2009